Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

POLARIS REPORTS RECORD SECOND QUARTER 2012 RESULTS; EPS INCREASED 44% TO $0.98 WITH SALES GROWTH OF 24%
Company increases full year 2012 guidance

Second Quarter Highlights:

●	Net income increased 43% to $69.8 million, or $0.98 per diluted share, with sales increasing 24% to $755.4 million, setting second quarter sales and earnings records.
●	North American retail sales sustained considerable momentum, rising 17% year-over-year in the second quarter.
●	All product lines experienced increased sales during the 2012 second quarter.
●	Raising guidance for full year 2012 earnings to a range of $4.05 to $4.15 per diluted share, up 27% to 30% over 2011 based on expected full year 2012 sales growth of 14% to 17%.

    MINNEAPOLIS--(BUSINESS WIRE)--July 24, 2012--Polaris Industries Inc. (NYSE: PII) today reported record second quarter net income of $69.8 million, or $0.98 per diluted share, for the quarter ended June 30, 2012, up 43 percent from the prior year’s second quarter net income of $48.7 million, or $0.68 per diluted share. Sales for the second quarter 2012 totaled a record $755.4 million, an increase of 24 percent over last year’s second quarter sales of $607.9 million.

    Scott Wine, Polaris’ Chief Executive Officer, commented, “While the weak U.S. economy and likely recession in Europe are concerning, we continue to see strength in our core North American Powersports business. Our investments in adjacent markets and international expansion are paying dividends, and we are excited to have Eicher Motors Limited as a joint venture partner to aggressively pursue growth in India. The strong second quarter results were driven by solid strategic execution combined with end-market demand that is healthier than a year ago.”

    Polaris’ North American retail sales to consumers climbed 17 percent during the quarter propelled by strong demand for our innovative products and supported by continued growth in the industry off-road vehicle and motorcycle markets. As a result, our Off-Road Vehicles business increased wholesale sales to dealers 20 percent during the quarter. Our On-Road Vehicles business also experienced strong demand, up 110 percent, which reflects ongoing consumer enthusiasm for our expanding line of motorcycles worldwide and the importance of our diversification efforts.

    “We are extremely pleased with our success during the second quarter, but we remain mindful of the uncertainty surrounding the overall economic environment in Europe and North America. As we continue investing in our future growth, such as the recently announced joint venture with Eicher, we are prepared to react quickly to sales velocity changes in our businesses,” continued Wine. “Given the ongoing strength in our overall business as well as the anticipated success of several new model year 2013 vehicles to be unveiled next week at our dealer meeting, we are raising our expectations for sales and earnings for the full year 2012. We believe this continues to be a great time to be a Polaris shareholder.”

2012 Business Outlook

    Based on Polaris’ performance in the first half of 2012 and projections for the remainder of the year, the Company is increasing its 2012 full year sales and earnings guidance. The Company now expects full year 2012 earnings to be in the range of $4.05 to $4.15 per diluted share, an increase of between 27 and 30 percent over full year 2011 earnings of $3.20 per diluted share. Full year 2012 sales are now expected to grow in the range of 14 percent to 17 percent from 2011.

Second Quarter Performance Summary (in thousands except per share data)
	Three Months ended June 30,			Six Months ended June 30,
Product line sales	2012	2011	Change	2012	2011	Change
Off-Road Vehicles	$581,143	$482,304	20%	$1,085,710	$870,323	25%
Snowmobiles	8,873	6,828	30%	13,520	15,763	-14%
On-Road Vehicles	64,737	30,886	110%	129,393	75,794	71%
Parts, Garments & Accessories	100,693	87,903	15%	200,573	183,239	9%
Total Sales	$755,446	$607,921	+24%	$1,429,196	$1,145,119	+25%

Gross profit	$216,749	$177,604	+22%	$411,712	$329,439	+25%
Gross profit as a % of sales	28.7%	29.2%	-50 bpts	28.8%	28.8%	0 bpts

Operating expenses	$114,530	$106,209	+8%	$225,129	$193,747	+16%
Operating expenses as a % of sales	15.2%	17.5%	-230 bpts	15.8%	16.9%	-110 bpts

Operating Income	110,434	$76,921	+44%	$201,981	$146,504	+38%
Operating Income as a % of sales	14.6%	12.7%	+190 bpts	14.1%	12.8%	+130 bpts

Net Income	$69,823	$48,729	+43%	$129,901	$96,039	+35%
Net income as a % of sales	9.2%	8.0%	+120 bpts	9.1%	8.4%	+70 bpts

Diluted Net Income per share	$0.98	$0.68	+44%	$1.83	$1.35	+36%

    Off-Road Vehicle (“ORV”) sales increased 20 percent from the second quarter 2011 to $581.1 million. This increase reflects continued North American market share gains for both ATVs and side-by-side vehicles. Polaris North American ORV unit retail sales were up more than 15 percent from the second quarter last year, with consumer purchases of side-by-side vehicles climbing over 20 percent and ATV retail sales up nearly ten percent. The Company estimates the North American industry ORV retail sales increased low double digits percent from the second quarter of 2011. North American ORV dealer inventories were up low double digits percent from the second quarter of 2011, in support of continued strong retail demand for side-by-side vehicles. Sales of ORVs outside of North America decreased eight percent compared to the second quarter 2011, due to weaker international economic conditions and an unfavorable currency impact resulting from the strong U.S. dollar.

    Snowmobile sales totaled $8.9 million for the 2012 second quarter compared to $6.8 million for the second quarter of 2011. The increase is partially due to a mix of higher priced products being shipped during the 2012 second quarter compared to the same period last year. Second quarter snowmobile sales are routinely low for the Company as deliveries to dealers ramp up in the second half of the calendar year before the snowmobile retail selling season begins in earnest.

    Sales of the On-Road Vehicles division, comprised primarily of Victory motorcycles but also including Indian motorcycles and our GEM and Goupil electric vehicles, increased 110 percent over the same period last year to $64.7 million. North American industry heavyweight cruiser and touring motorcycle retail sales increased low single digits percent during the 2012 second quarter as compared to the prior year’s second quarter. Over the same period, Victory North American consumer unit retail sales increased over ten percent, once again gaining market share. North American Victory dealer inventory increased over 2011 levels to support the retail sales increases, market share gains and new product launches of the Victory Judge™ and Victory Hard-Ball™. Polaris sales of On-Road Vehicles to customers outside of North America, now including Goupil, increased over 130 percent during the 2012 second quarter compared to same period last year. The 2011 acquisitions of Indian, GEM and Goupil contributed over a third of On-Road Vehicles’ second quarter sales growth.

    Parts, Garments, and Accessories (“PG&A”) sales increased 15 percent during the second quarter 2012 compared to the same period last year. The increase was primarily driven by higher ORV and Victory motorcycle-related PG&A sales.

    International sales totaled $111.5 million for the 2012 second quarter, a seven percent increase over the same period in 2011. Unfavorable currency fluctuations negatively impacted sales outside North America by five percent during the 2012 second quarter. The increase in the second quarter sales was driven by the additional sales from the Goupil acquisition as well as higher sales of Victory motorcycles and a 38 percent increase in Asia/Pacific region sales, offset by lower ORV sales, primarily in Europe, due to sluggish economic conditions and the weak currencies.

    Gross profit was 28.7 percent of sales for the second quarter of 2012, a decrease of 50 basis points from 2011’s all-time second quarter high gross profit percentage. The gross profit percentage declined primarily due to unfavorable currency fluctuations, which had well over 100 basis points negative impact on the gross profit percentage in the second quarter 2012 compared to the second quarter 2011, as well as negative product mix and commodity costs impacts. Gross profit dollars increased 22 percent to $216.7 million for the second quarter of 2012, compared to $177.6 million for the second quarter of 2011. The increase in gross profit dollars resulted primarily from increased volume, cost savings from the manufacturing realignment project, continued product cost reduction efforts and higher selling prices.

    Operating expenses for the second quarter 2012 increased eight percent to $114.5 million or 15.2 percent of sales as compared to $106.2 million or 17.5 percent of sales for the second quarter of 2011. Operating expenses in absolute dollars for the second quarter of 2012 increased primarily due to research and development expenses and continued infrastructure investments being made in international and adjacent markets, offset somewhat by lower incentive compensation plan expenses due to stock price changes during the second quarter of 2012 compared to the same period in 2011.

    Income from financial services increased 49 percent to $8.2 million during second quarter 2012 compared to $5.5 million in the second quarter of 2011, primarily a consequence of increased profitability generated from retail credit portfolios with GE, Capital One and Sheffield and higher income from the dealer inventory financing through Polaris Acceptance.

    Non-operating other expense was $0.2 million in the second quarter of 2012, compared to $1.6 million in the second quarter of 2011. The decrease in expense is the result of foreign currency exchange rate movements and the resulting effects on foreign currency transactions related to the Company’s foreign subsidiaries.

    The provision for income taxes for the second quarter 2012 was recorded at a rate of 35.8 percent of pretax income compared to 34.4 percent of pretax income for the second quarter 2011. The higher income tax rate for the second quarter 2012 is primarily due to the United States Congress not yet extending the research and development income tax credit as of June 30, 2012.

Financial Position and Cash Flow

    Net cash provided by operating activities increased 27 percent to $78.4 million for the year-to-date period ended June 30, 2012 compared to $61.8 million for the first half of 2011. The increase in net cash provided by operating activities for the 2012 period was due to increased net income, partially offset by a higher investment in working capital, largely due to higher factory inventory compared to the same period in 2011. Total debt at the end of the second quarter was $107.6 million. The Company’s debt-to-total capital ratio was 16 percent at June 30, 2012, compared to 18 percent at the same period in 2011. Cash and cash equivalents were $289.3 million at June 30, 2012 compared to $262.2 million for the same period in 2011.

Conference Call and Webcast Presentation

    Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2012 second quarter earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome.

    To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 65257762.

    A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

    Polaris is a recognized leader in the powersports industry with annual 2011 sales of $2.7 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

    Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid powered vehicle industry with Global Electric Motorcars (GEM) and Goupil Industrie SA, and internally developed vehicles. Polaris enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

    Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

    Information about the complete line of Polaris products, apparel and vehicles accessories are available from authorized Polaris dealers or anytime at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2012 sales, shipments, net income, net income per share, manufacturing realignment transition costs and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2012	2011	2012	2011
Sales	$755,446	$607,921	$1,429,196	$1,145,119
Cost of sales	538,697	430,317	1,017,484	815,680
Gross profit	216,749	177,604	411,712	329,439
Operating expenses
Selling and marketing	50,555	43,453	95,688	80,666
Research and development	31,216	25,499	61,682	48,498
General and administrative	32,759	37,257	67,759	64,583
Total operating expenses	114,530	106,209	225,129	193,747

Income from financial services	8,215	5,526	15,398	10,812
Operating income	110,434	76,921	201,981	146,504

Non-operating expense (income):
Interest expense	1,466	985	2,978	1,496
Other expense (income), net	210	1,642	(2,367)	(1,559)
Income before income taxes	108,758	74,294	201,370	146,567

Provision for income taxes	38,935	25,565	71,469	50,528
Net Income	$69,823	$48,729	129,901	$96,039

Basic net income per share	$1.01	$0.71	$1.89	$1.40
Diluted net income per share	$0.98	$0.68	$1.83	$1.35
Weighted average shares outstanding:

Basic	68,954	68,811	68,795	68,674
Diluted	71,161	71,215	70,993	70,939

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification
	June 30, 2012	June 30, 2011
Assets
Current Assets:
Cash and cash equivalents	$289,294	$262,174
Trade receivables, net	134,876	136,903
Inventories, net	357,960	286,137
Prepaid expenses and other	46,706	28,622
Income taxes receivable	9,164	13,400
Deferred income taxes	78,765	70,060
Total current assets	916,765	797,296

Property and equipment, net	223,777	193,071
Investment in finance affiliate	41,692	35,567
Investment in other affiliates	5,000	975
Deferred tax assets	12,738	3,475
Goodwill and intangible assets, net	76,379	60,878
Total Assets	$1,276,351	$1,091,262

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of capitalized lease obligations	$2,630	-
Accounts payable	192,113	$148,208
Accrued expenses:
Compensation	123,168	138,490
Warranties	38,685	31,862
Sales promotions and incentives	79,955	74,869
Dealer holdback	71,998	67,508
Other	82,194	70,429
Income taxes payable	1,873	2,271
Total current liabilities	592,616	533,637

Long term income taxes payable	8,437	6,184
Capital lease obligations	4,959	-
Long-term debt	100,000	100,000
Total liabilities	706,012	639,821

Shareholders’ Equity:
Total shareholders’ equity	570,339	451,441
Total Liabilities and Shareholders’ Equity	$1,276,351	$1,091,262

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	For Six Months
	Ended June 30,
	2012	2011

Operating Activities:
Net income	$129,901	$96,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,677	34,995
Noncash compensation	18,338	9,673
Noncash income from financial services	(1,599)	(2,272)
Noncash loss from other affiliates	-	34
Deferred income taxes	(3,228)	(7,026)
Tax effect of share-based compensation exercises	(10,450)	(9,894)
Changes in current operating items:
Trade receivables	(20,014)	(43,894)
Inventories	(60,668)	(38,919)
Accounts payable	45,622	32,954
Accrued expenses	(69,436)	1,814
Income taxes payable/receivable	27,797	(3,133)
Prepaid expenses and others, net	(10,567)	(8,599)
Net cash provided by operating activities	78,373	61,772

Investing Activities:
Purchase of property and equipment	(41,591)	(40,601)
Investment in finance affiliate, net	2,158	3,873
Acquisition of businesses, net of cash acquired	(383)	(27,960)
Net cash used for investing activities	(39,816)	(64,688)

Financing Activities:
Borrowings under credit agreement/capital lease obligations	1,968	100,000
Repayments under credit agreement/capital lease obligations	(1,422)	(200,000)
Repurchase and retirement of common shares	(48,634)	(32,856)
Cash dividends to shareholders	(50,749)	(30,675)
Tax effect of proceeds from share-based compensation exercises	10,450	9,894
Proceeds from stock issuances under employee plans	14,690	23,083

Net cash used for financing activities	(73,697)	(130,554)

Impact of currency translation on cash balances	(902)	1,717

Net decrease in cash and cash equivalents	(36,042)	(131,753)

Cash and cash equivalents at beginning of period	325,336	393,927

Cash and cash equivalents at end of period	$289,294	$262,174